EXHIBIT 99.1

                     PRESS RELEASE ISSUED DECEMBER 19, 2003

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            tel: 303.665.4200
        fax: 303.665.5955
    1075 South Boulder Road, Suite 205
Louisville, Colorado  80027

                                                            CTA PUBLIC RELATIONS
                                                                   www.ctapr.com






                                      NEWS

FOR IMMEDIATE RELEASE:  December 19, 2003

CONTACT: Brad Long / Investor Relations             Bevo Beaven, Vice President
         Galaxy Energy                              Carl Thompson, Principal
         (360) 945-0395                             CTA PUBLIC RELATIONS, INC.
         (800) 574-4294                             (303) 665-4200

             Galaxy Energy Raises $3.5 Million in Private Placement

DENVER, COLO. - DEC. 19, 2003 - GALAXY ENERGY CORPORATION (OTC BB: GAXI) announced the completion of a private placement of common stock and warrants that raised $3.5 million for the company.

The private placement was led by The Shemano Group, an investment banking and institutional broker/dealer firm based in San Francisco.

"These funds allow us to further strengthen our balance sheet and to pursue coalbed methane opportunities in the Powder River basin," said Marc E. Bruner, Chairman and Chief Executive Officer of Galaxy Energy.

Galaxy will use the proceeds of the financing round for general working capital purposes and to drill coalbed methane (CBM) wells in the Powder River basin area of the U.S. Rocky Mountains.

Galaxy Energy Corporation is in the business of oil and gas exploration and production and is currently acquiring and developing coalbed methane (CBM) and other unconventional and conventional natural gas properties in Wyoming, Montana, Texas and Europe.

This press release consists of forward-looking statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to the company's filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10K (annual report), 10Q (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Web site, HTTP://WWW.GALAXYENERGY.COM/, or by calling Bevo Beaven or Carl Thompson at CTA Public Relations, (303) 665-4200, or Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294.

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